Exhibit 10.1

Granular Fertilizer Sales Contract
Contract No.: CNAC110216-C101

Contract Date:	February 16, 2011

Supplier:	Anhui Agritech Development Co., Ltd. ("Party A")
Purchaser:	China National Agrochemical Corporation ("Party B")

Pursuant to provisions of "People's Republic of China Contract Law" and other statutes, Party A and Party B, after full consultation, have entered into the following agreement, to be adhered to by both parties, regarding the purchase by Party B from Party A of the Green Life series products:

Article 1.                      Name, Type, Specification, Unit Price and Amount

Product Name and Implementation Standard	Special Product Type	Package Size	Unit Quantity (Bags)	Quantity (Tons)	Unit Price (Yuan/Ton)	Amount (Yuan)
Green Vitality Organic/Inorganic Compound Fertilizer Implementation Standard: GB18877-2002	NPK>=28% (13-5-10 Potassium Chloride Type), Organic Element >=20%	40 Kilo/Bag	500,000	20,000	2,200	44,000,000.00
RMB Amount	Total (in Capital): Forty-Four Million Yuan (¥44,000,000.00)

Note: There is no separate charge for packaging; the product price hereunder includes packaging price.  Transportation cost will be borne by Party B.

Article 2.                      Quality Requirements

Party A must guarantee that the quality and packaging of the products provided satisfy the requirements mandated by the State law and statutes, and must provide all certification documents, including copies of business license, production permit, fertilizer registration certificate and trademark registration certificate, required for sales and distribution.

Party A must guarantee that the products hereunder must satisfy the requirements of the product packaging and display standards currently in effect and must be confirmed by Party B for record prior to the purchase; in the mean time, Party A must promptly and properly handle complaints from farmers and compensate Party A for losses resulting from quality issues of the products.

Article 3.                      Product Receiving Unit, Destination and Delivery Method

Delivery locations will be warehouses designated by Party B.  Party B will notify Party A by fax of delivery destinations; if Party B wants to change destination, Party B must notify Party A 7 days prior to the release of delivery by Party A.  Party A will be responsible for assisting with transportation logistics and deliver the goods to the designated delivery locations.  The transportation cost will be borne by Party B.

After the delivery of the goods is released, Party A must notify Party B by fax of the delivery destination, quantity and receiving unit so that the delivery can be accepted in time.  If the goods have been delivered to the wrong location or recipient by mistake, Party A must, in addition to being responsible to deliver the good to the destination or recipient in accordance with the provisions of the contract, bear the extra labor cost for loading and unloading, short-distance transportation and  losses incurred and suffered by Party B as a result.

Party A must deliver the goods to Party B within 15 days after receiving individual notice from Party B requesting delivery; in the event that Party A's delivery is past due, if the ex-factory price drops, the ex-factory price shall be that after such price drop; if the ex-factory price rises, the ex-factory price shall be that before such price rise.  Meanwhile, Party A must pay a default penalty for past-due delivery to Party B at the rate of 0.5% per ton per day of the total value of the goods to be delivered for each day starting from past-due date and be responsible for the resulting losses suffered by Party B.

Article 4.                      Sales Region

Party A will assist Party B in developing the China market jointly and provide advertising, promotion conferences, technical services and other sales support.

Article 5.                      Payment Method

Party B will make payments into the designated account according to the type, quantity and specification and other requirements on the delivery notice after confirmation of the delivery; Party A will issue invoices.

Article 6.                      Acceptance Method

If, after receiving the delivery of the goods, Party B discovers that the products do not meet the requirements specified herein, Party B must notify Party A, within 5 days after receiving the goods, of the situation with respect to the failure of the quantity and packaging quality to meet requirements and provide valid documents of proof.  Party A, upon verification for mistakes, will issue an exchange;  if Party B does not raise objection or fails to fulfill the obligation to provide valid proof, Party A shall consider that the quantity and packaging quality have passed inspection and accepted by Party B.
Party A must bear all responsibility for all issues related to the product quality, including active handling of business issues and compensation to Party B for all losses resulting from product quality issues.  Party B must notify Party A promptly in writing after receiving written inspection fail report from administrative enforcement agencies. Party A must raise objection within 5 days after receiving Party B's written notice; otherwise it shall be considered to have acquiesced in the conclusion of the inspection report and its resolution opinion.

Article 7.                      Disclaimer

If the occurrence of Force Majuere has rendered it impossible for either Party A or Party B to perform this contract, the impacted party must notify the other party promptly.  After obtaining certification of proof from relevant agencies, the performance of the contract may be postponed, or the contract may be partially performed or be determined not to be performed, with no liability for breach for either party.

Article 8.                      Other Provisions

8.1           Party A will dispatch technical service personnel to Party B and assist Party B with developing customer channels and having sales support in place.

8.2           Party A will assist Party B with the product storage, inventory and distribution work.  Meanwhile, Party B must actively provide convenience and conditions to Party A's technical personnel for their work.

8.3           Party A will provide the following sales support at Party A's own cost:
(i) County-level product advertising; (ii) technical support and business training; (iii) supporting publicity material; (iv) store-front POP and other publicity material; (v) distributors meeting and farmers conference; (vi) demonstration location (store); (vii) other support mutually acknowledged

8.4           If there are any breach penalty, loss compensation, transportation and miscellaneous fees and economic losses of various kinds payable in accordance with the provisions herein, they must be paid in full by bank wire within 10 days after the liability is verified; otherwise it will be handled as past-due payment.  Neither party shall withhold delivery of goods or make deduction from payments without authorization as offsets, unless otherwise stipulated between the two parties.

Article 9.                      Contract Effect and Resolution of Dispute

Any dispute arising from this contract must be resolved in a timely manner through friendly consultation between the two parties; if such consultation fails, either party may submit the dispute to legal proceedings at the people's court of the plaintiff's location.

This contract will take effect after it is signed by the representatives from both parties and will remain effective until December 31, 2011.  During the effective period of the contract, neither Party A nor Party B shall revise or dissolve the contract at will.  Other matters not covered herein will be provided for in a supplement by the two parties through consultation.  Any supplemental agreement hereto shall have the same legal effect as this contract.  This contract has one official format and two copies, with one to each party.

Purchaser: Signatory: Telephone: Fax Number:	/seal/ China National Agrochemical Corporation /s/ [signature present]

Supplier:	/seal/ Anhui Agritech Development Co., Ltd.
Signatory:	______________
Telephone:	______________
Fax Number:	______________

Place of Execution: Beijing       February 16, 2011